Exhibit 99.1

Unum Therapeutics Reports Third Quarter 2018 Financial Results and Provides Business Update

- ACTR707 in Combination with Rituximab Selected as Lead Product Candidate for Further Development in r/r NHL –

- New Solid Tumors Technology Platform Revealed at SITC –

- More Details on Solid Tumor Activities to be Discussed at Upcoming Investor Event –

CAMBRIDGE, MA, November 12, 2018 – Unum Therapeutics Inc. (NASDAQ: UMRX), a clinical-stage biopharmaceutical company focused on the development of novel cellular immunotherapies, today reported financial results and provided a corporate update for the third quarter ended September 30, 2018 and recent activities.

“In the third quarter of 2018, we continued to make significant progress advancing our clinical pipeline,” said Chuck Wilson, CEO of Unum. “We are excited to announce today that we have selected ACTR707 in combination with rituximab for further development in patients with relapsed or refractory non-Hodgkin lymphoma. Early data from the ATTCK-20-03 trial continue to support our novel ACTR platform and potential best-in-class product profile. In addition, we remain on track with our two additional clinical studies, ATTCK-17-01 in multiple myeloma and ATTCK-34-01 in HER2+ solid tumors, and are looking forward to presenting further updates on all trials at upcoming scientific conferences in December. Finally, we are pleased with our significant progress in developing a second novel technology platform, BOXR, which is designed to improve T cell functionality in solid tumors, and we look forward to developing future products based on this platform.”

Recent Highlights

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Selected ACTR707 as Lead Candidate for Further Development in r/r NHL: Unum has elected to advance ACTR707 in combination with rituximab as its lead product candidate to treat patients with relapsed or refractory CD20-positive B cell non-Hodgkin lymphoma (r/r NHL). As a result of this decision, Unum intends to conclude enrollment in the ATTCK-20-2 study, in the first half of 2019. The selection of ACTR707 as the lead construct in r/r NHL was based on the emerging clinical data from the Phase I ATTCK-20-03 clinical trial, the continuing progress in the ATTCK-20-03 study, and the Company’s desire to efficiently manage resources. At the first dose level of that trial, three out of six treated patients achieved a complete response, two of which remained ongoing at the time of the September 4 data cut off. Additionally, no dose-limiting toxicities (DLTs), serious or severe adverse events of cytokine release syndrome or neurotoxicity were observed in any patients. The findings in ATTCK-20-03 build on the encouraging data observed in cohort 1 of the ATTCK-20-2 trial, which evaluated ACTR087 in combination with rituximab in patients with r/r NHL. Updated data from the ATTCK-20-03 trial will be presented at the upcoming American Society of Hematology (ASH) meeting in December.

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Continued Progress with ATTCK-17-01 Phase I trial: Unum is continuing to enroll and dose patients in ATTCK-17-01, a Phase I, multi-center, open-label clinical trial designed to test the safety, tolerability, and anti-myeloma activity of ACTR087 used in combination with SEA-BCMA in patients with r/r multiple myeloma through the dose escalation phase of the trial. This is the first clinical trial conducted under the strategic collaboration with Seattle Genetics. Unum plans to report preliminary data from early dose cohorts at the upcoming ASH meeting in December 2018.

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On Track to Initiate ATTCK-34-01 Trial by Year End in Solid Tumors: Unum’s investigational new drug (IND) application for ACTR T cells in combination with trastuzumab for the treatment of patients with HER2+ advanced cancers has been accepted, and Unum plans to initiate the multi-center Phase I ATTCK-34-01 trial by the end of 2018, and announce preliminary data in 2019. ATTCK-34-01, Unum’s first ACTR combination study in solid tumors, is a multicenter, single-arm, open-label dose escalation study evaluating ACTR T cells in combination with trastuzumab and includes a planned expansion at the recommended Phase 2 dose. The primary study objectives are to assess the safety and tolerability of the combination, and to define dose recommendations for further study. Additional objectives include assessment of anti-tumor activity, ACTR T cell persistence and trastuzumab pharmacokinetics. Unum expects to present updated preclinical data along with the clinical trial design at the San Antonio Breast Cancer Symposium in December 2018.

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Announced New Technology Platform to Expand Clinical Development Efforts in Solid Tumors: At the Society for Immunotherapy (SITC) meeting in November, Unum presented preclinical data on a new technology platform called “BOXR,” or Bolt-On Chimeric Receptor, that improves the functionality of T cells, enabling them to be more effective in solid tumor cancers. BOXR works with ACTR T cells or CAR T cells to significantly improve T cell functionality. Unum will disclose more details on this new platform, as well as its broader efforts in solid tumors, at the upcoming investor event on November 19, 2018, in New York, featuring guest speaker Charles S. Fuchs, MD, MPH, of Yale Cancer Center. The event will be available also via live webcast.

Third Quarter 2018 Financial Results

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Collaboration Revenue: Collaboration revenue recognized during the third quarter ended September 30, 2018 and 2017, of $2.0 million and $2.3 million, respectively, reflects the recognition of a portion of the $25.0 million upfront payment received from Seattle Genetics under Unum’s collaboration agreement as well as reimbursements of research and development costs by Seattle Genetics. Effective January 1, 2018, Unum adopted the new revenue recognition standard, ASC 606, which changed the manner in which the Company recognizes revenue from this collaboration agreement compared to the prior year period.

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R&D Expenses: Research and development expenses were $10.3 million for the third quarter ended September 30, 2018, compared to $8.2 million for the same period last year. The increase reflects higher clinical trial costs for the active Phase I clinical trials, as well as increased personnel-related costs, materials and facility-related costs related to scaling manufacturing processes, and increased consultant costs. This was partially offset primarily by a decrease in manufacturing costs incurred for the Phase I clinical trial of ACTR087 in combination with rituximab.

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G&A Expenses: General and administrative expenses for the third quarter ended September 30, 2018, were $2.4 million, compared to $1.3 million for the same period last year. The increase is primarily due to expenses around operating as a public company and higher personnel related costs.

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Net Loss: Net loss attributable to common stockholders was $10.2 million, or $0.34 per share, for the third quarter ended September 30, 2018, and $7.0 million, or $0.69 per share, for the same period last year.

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Cash, Cash Equivalents and Marketable Securities: As of September 30, 2018, Unum had cash, cash equivalents, and marketable securities of $87.1 million. Today, the Company updated its cash runway and now believes that its existing cash, cash equivalents, and marketable securities will fund operating expenses and capital expenditure requirements through at least June 2020, without considering $15.0 million in available borrowings under its loan and security agreement, as a result of its decision to conclude enrollment in the ATTCK-20-2 study in the first half of 2019.

About Unum Therapeutics

Unum Therapeutics is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immunotherapy products designed to harness the power of a patient’s immune system to cure cancer. Unum’s novel proprietary technologies include Antibody-Coupled T cell Receptor (ACTR), a universal, engineered cell therapy intended to be used in combination with a wide range of tumor-specific antibodies to target different tumor types, and Bolt-On Chimeric Receptor (BOXR), an approach for improving T cell functionality to enable solid tumor cancer applications. ACTR707 used in combination with rituximab, an anti-CD20 antibody, is Unum’s most advanced product candidate, currently in Phase I clinical testing in adult patients with relapsed or refractory non-Hodgkin lymphoma (r/r NHL). The Company has an additional product candidate in Phase I clinical testing: ACTR087 used in combination with the novel antibody SEA-BCMA in adult patients with relapsed or refractory multiple myeloma. Finally, the Company has an active investigational new drug application (IND) for ACTR707 used in combination with trastuzumab, an anti-human epidermal growth factor receptor 2 (HER2) antibody, to treat patients with HER2+ advanced cancer. This Phase I trial is expected to be initiated by the end of 2018.

The Company is headquartered in Cambridge, MA.

Forward looking Statements

This press release contains forward-looking statements. Statements in this press release about our future expectations, plans and prospects, including projections regarding future revenues and financial performance, our long-term growth, the anticipated timing of our clinical trials and regulatory filings, the development of our product candidates, including the lead ACTR product candidates, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the accuracy of our estimates regarding expenses, future revenues, capital requirements, and the need for additional financing, the success, cost and timing of our product development activities and clinical trials, our ability to obtain and maintain regulatory approval for our product candidates, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Investor Contact:

Stern Investor Relations, Inc.

Stephanie Ascher, 212-362-1200

stephanie@sternir.com

Media Contact:

Paul Kidwell, 617-680-1088

paul.kidwell@unumrx.com

UNUM THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Collaboration revenue	$2,043	$2,331	$5,929	$6,237

Operating expenses:
Research and development	10,252	8,177	27,520	22,270
General and administrative	2,367	1,324	5,410	3,239

Total operating expenses	12,619	9,501	32,930	25,509

Loss from operations	(10,576)	(7,170)	(27,001)	(19,272)

Other income (expense):
Interest income	405	100	745	287
Other income, net	3	70	330	183

Total other income, net	408	170	1,075	470

Net loss	(10,168)	(7,000)	(25,926)	(18,802)

Accretion of redeemable convertible preferred stock to redemption value	—	(16)	(16)	(49)

Net loss attributable to common stockholders	$(10,168)	$(7,016)	$(25,942)	$(18,851)

Net loss per share attributable to common stockholders, basic and diluted	$(0.34)	$(0.69)	$(1.12)	$(1.85)

Weighted average common shares outstanding, basic and diluted	29,879,476	10,192,189	23,169,348	10,190,889

UNUM THERAPEUTICS INC.

CONSOLIDATED BALANCE SHEET DATA

(unaudited)

(in thousands)

	September 30, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$87,120	$40,961
Working capital	63,115	31,189
Total assets	94,786	49,115
Redeemable convertible preferred stock	—	77,151
Total stockholders’ equity (deficit)	67,531	(48,846)